Exhibit 10.2
AMENDMENT TO EMPLOYMENT AGREEMENT
This Amendment (the “Amendment”) to the Agreement (as defined below) is dated as of August 6, 2025 (the “Effective Date”), and entered into by and between Casella Waste Systems, Inc., with offices at 25 Greens Hill Lane, Rutland, Vermont 05701 (the “Company”), and Edmond R. Coletta (“Employee”).
WHEREAS, the Company and Employee are parties to that certain Amended and Restated Employment Agreement dated as of June 20, 2022 (the “Agreement”); and
WHEREAS, the Company and the Employee are mutually desirous to enter into this Amendment to amend certain terms of the Agreement.
NOW, THEREFORE, the Company and Employee hereby consent and agree to amend the Agreement in accordance with the relevant terms and provisions thereof, including Section 14 thereof, as follows:
1. Section “1. Duties.” shall be amended by deleting paragraph 1.1 in its entirety and inserting the following paragraph 1.1 in lieu thereof:.
1.1 During the Agreement Term (as defined below), Employee is the President and Chief Executive Officer (or such other and comparable titles and positions as shall be given Employee by the Board of Directors of Company (the “Board”)), and shall faithfully perform for Company the duties of said office. Employee shall have such corporate power and authority as are necessary to perform the duties of such office and any other office(s) that are so assigned to him. Employee shall report to the Board. Employee shall devote substantially all of his business time and effort to the performance of his duties hereunder, shall use all reasonable efforts to advance the best interests of Company and shall not engage in outside business activities which materially interfere with the performance of his duties hereunder; provided, however, that, subject to Sections 5 and 6 below, nothing in this Agreement shall preclude Employee from devoting reasonable periods required for participating in professional, educational, philanthropic, public interest, charitable, social or community activities.
The duties to be performed by Employee hereunder shall be performed primarily in Rutland, Vermont, subject to reasonable travel requirements on behalf of Company.
2.     Section “3. “Compensation.” shall be amended by deleting paragraphs 3.1.1 and 3.2 in their entirety and inserting the following paragraphs 3.1 and 3.2 in lieu thereof:
3.1 Base Salary. Between the Effective Date and December 31, 2025, Employee shall continue to be compensated at his then-current annual base rate of pay. Effective as of January 1, 2026, Employee shall be compensated at the annual rate of Seven Hundred Fifty Thousand Dollars ($750,000) ("Base Salary"), payable on a bi-weekly basis in accordance with Company's standard payroll procedures.

The Base Salary will be subject to annual reviews in accordance with Company policy. Such reviews shall form the basis for any increase in Base Salary.
3.2 Incentive Compensation. In addition to the Base Salary, on an annual basis, subject to annual reviews in accordance with Company policy, and also subject to the overall performance of Company, Employee shall be eligible but not guaranteed to receive a bonus ("Bonus") consisting of (i) a cash bonus, which, as of January 1, 2026, shall be of at least one hundred fifty percent (150%) of Employee’s Base Salary (a “Cash Bonus”), (ii) stock options, restricted stock units (“RSUs”) or performance-based stock units (“PSUs”) of Company (an “Annual Equity Award”) or (iii) a combination of both a Cash Bonus and an Annual Equity Award in an amount to be determined prior to the conclusion of each fiscal year of Company during the Agreement Term in the sole discretion of the Compensation and Human Capital Committee of the Board (the “Compensation Committee”). Should a Cash Bonus be payable to Employee, it is expected that it will be payable no later than 2 ½ months after the end of the later of Company’s fiscal year or Employee’s taxable year during which the Cash Bonus was earned. For fiscal year 2026, Employee will receive an Annual Equity Award having an aggregate grant date value, as determined by the Compensation Committee in its discretion, of $2.5 million, delivered 25% in RSUs and 75% in PSUs.
This Amendment constitutes an amendment to the Agreement. In the event the terms of this Amendment conflict with any provision of the Agreement, the terms of this Amendment shall control. Employee understands that, except as explicitly set forth above, the terms and conditions of the Agreement shall continue in full force and effect.
This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment to be effective as of the Effective Date.

Casella Waste Systems, Inc.	Edmond R. Coletta
By: /s/ John W. Casella	By: /s/ Edmond R. Coletta
Name: John W. Casella
Title: Chairman of the Board of Directors and Chief Executive Officer

Dated: August 6, 2025	Dated: August 6, 2025

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